Contact: Tony Ebersole 208-665-0777

COEUR REPORTS SECOND QUARTER 2007 RESULTS AND RESERVE INCREASES
Bolnisi and Palmarejo transactions on track for fourth quarter close
Substantial construction progress at San Bartolome with new safety milestones
New veins discovered at the Cerro Bayo and Martha mines

— HIGHLIGHTS —

•	Quarterly net income of $11.9 million, or $0.04 per diluted share
•	Cash provided by operations of $11.5 million during second quarter
•	3.0 million ounces of total consolidated quarterly silver production
•	25,453 ounces of gold production during second quarter
•	Record budgeted exploration program discovers new veins, expands silver mineral reserves by 64% at Cerro Bayo and 49% at Martha
•	San Bartolome construction progresses toward February 2008 startup, as workers surpass one million man-hours milestone without a lost time accident
•	Acquisitions of Bolnisi Gold NL and Palmarejo Silver and Gold Corporation, expected to nearly double company production levels and resources, on-track for fourth quarter closing
•	$272.5 million cash and short-term investments at June 30, 2007

COEUR D’ALENE, Idaho –August 8, 2007 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) today reported quarterly net income of $11.9 million, or $0.04 per diluted share, for the second quarter of 2007, compared to net income of $32.6 million, or $0.11 per diluted share for the second quarter of 2006.  The second quarter of 2006 included the one-time gain of $11.2 million from the Company’s sale of its Coeur Silver Valley (CSV) property, and income of $1.4 million from CSV operations.

The Company also reported mid-year results from its 2007 exploration program, which resulted in significantly expanded mineral reserves levels at its Cerro Bayo and Martha mines, where several new veins were discovered. These increases, coupled with the previously announced increase to mineral reserves and resources at the Company’s large San Bartolome silver project demonstrate the significant growth potential of Coeur’s South American properties.

For the first six months of 2007, the Company reported net income of $25.9 million, or $0.09 per diluted share, compared to net income of $47.0 million, or $0.16 per share, for the same period in 2006. Excluding the one-time gain mentioned above and $2.0 million of income from discontinued operations, the Company’s net income for the first six months of 2006 was $33.9 million, or $0.12 per diluted share.

Metal sales from continuing operations for the first six months of 2007 were $102.5 million, compared to $98.9 million in the year-ago period. Metal sales from continuing operations in the second quarter of 2007 were $51.7 million compared to $54.0 million in the year-ago quarter.

In commenting on the Company’s performance, Dennis E. Wheeler, Chairman, President and Chief Executive Officer, said, “We are pleased with the performance of our operating properties in the second quarter as the operational results were consistent overall with the second quarter of 2006. Operating cash flow for the second quarter was $11.5 million while metals prices for both silver and gold remain strong and at levels that enable the Company to generate healthy earnings and cash flows.”

Second Quarter 2007 Results (August 8, 2007)	Page 1 of 14

“We are also very pleased to report significant reserve increases at both Cerro Bayo and Martha yielding from Coeur’s strategic decision to invest a record $15.7 million in exploration this year,” Mr. Wheeler continued. “This increased investment in exploration confirms a meaningful evolution in the entire Coeur Chilean and Argentinean exploration programs, building on years of geological information about new targets that are leading to discoveries. As this aggressive program continues, we are confident of achieving additional gains in mineral reserves to further extend the mine lives of these two important young mines, with a focus on finding new ore deposits to develop into new mines. The exploration success seen at Martha will have direct benefit to the standalone mill facility currently under construction and which is expected to be completed by the end of the year,” Wheeler added.

Bolnisi Gold and Palmarejo Silver and Gold Transaction

“Finally, the next step in Coeur’s global growth continued to move forward with progress with the acquisitions of Bolnisi Gold NL and Palmarejo Silver and Gold Corporation, which are expected to close in the fourth quarter. We believe this transaction will establish Coeur as the clear leader in the silver mining industry with the addition of the world-class Palmarejo silver and gold project located in northern Mexico. This transaction, combined with the Company’s internal growth initiatives, represents an aggressive growth strategy designed to generate value for shareholders by dramatically increasing production and resources, decreasing companywide cash costs, and introducing long-life assets to Coeur’s portfolio,” Wheeler concluded.

During the second quarter, Coeur, Bolnisi Gold NL, and Palmarejo Silver and Gold Corporation announced that Coeur has completed its due diligence under the terms of the Merger Implementation Agreement with Bolnisi and that the companies expect to complete the transaction in the fourth quarter of 2007.

A Project Development Committee was formed, including Coeur personnel Stuart Mathews as Interim General Manager, Mark Moseley Williams as Interim Project Manager, and Ed Galindo as Interim Construction Manager.

While the initial focus will be to develop the Rosario deposit at Palmarejo using open pit mining methods, the Project Development Committee will also focus on a combined open-pit and underground mine development scenario.

Exploration and Reserve Increases

During the second quarter, Coeur’s record $15.7 million 2007 exploration program made significant progress on all fronts, with expanded reserve levels at both Cerro Bayo and Martha. The reserve expansion represents further development and confirmation of the multi-year exploration programs in Chile and Argentina, which have led to new productive discoveries and resources.

•	Cerro Bayo contained proven and probable mineral reserves increased to 9.3 million contained silver ounces and 157,000 gold ounces at mid-year. Taking into account first half 2007 mine production, this represents a 64% increase in silver ounces and 46% increase in gold ounces from year-end 2006 reserve levels. In the expanded exploration program, three new vein systems, Dagny, Fabiola, and Coyita, were identified during the second quarter. These veins occur less than one kilometer east of the Cerro Bayo mill facility. At quarter’s end, a total of five holes were completed on Dagny, all of which encountered ore-grade silver and gold. Further drilling is continuing in the area, with anticipated potential for other new vein discoveries.
•	At the high-grade Martha mine, where the Company is constructing a new mill facility, contained proven and probable mineral reserves increased to 7.6 million contained silver ounces and 10,500 gold ounces at mid-year. Taking account of first half 2007 mine production, this represents a 49% increase in silver ounces and a 43% increase in gold ounces relative year-end 2006 levels. The focus of this year’s drilling has been on the existing R4 and Del Medio systems, which includes the Francisca and Catalina vein systems, as well as drilling on new vein targets.

Second Quarter 2007 Results (August 8, 2007)	Page 2 of 14

•	At the Rochester mine, which has produced over 119 million silver ounces for Coeur since inception in 1986, the Company commenced a new exploration effort. This program is designed to identify all opportunities for new ore that may be conducive for processing in the current crushing and leaching facilities and to test new targets for their potential to host high-grade silver and gold deposits. Commencing in June, this work has already identified targets for drill testing later this year.

2Q Production Highlights by Individual Property

•	Rochester (Nevada) – Silver production was slightly higher than the previous year’s second quarter, with a resulting decrease in cash costs to $2.54 per ounce, compared to $2.61 per ounce in the year-earlier period. Cash costs per ounce declined 48% from the first quarter of this year, which is a trend the Company expects to continue during the second half of the year. Gold production was lower in the recent quarter compared to a year ago, as anticipated in the heap model.
•	Cerro Bayo (Chile) – Silver production was significantly lower and gold production was higher as compared to the second quarter of 2006. Silver production was down as a consequence of conditions experienced during the Company’s transition into wider mineralized zones which are more amenable to mechanized mining methods: a process that commenced late in the second quarter of 2007. Both silver and gold production levels are expected to increase for the remainder of the year, with lowering cash costs.
•	Martha (Argentina) – Silver and gold production were above the levels of the year-ago quarter – and sharply above the levels of the first quarter of 2007 –due to the mining of higher grade ores and an increase in tons mined. Silver and gold production was up nearly 30% both from the previous quarter and from the second quarter last year. Silver cash costs were just $0.04 per ounce higher in the recent quarter from the year-ago period, due to higher labor costs and taxes, including increased royalties resulting from higher realized metals prices in the second quarter of 2007 compared to the first quarter of 2006.

Construction continued on the new $13.9 million mill facility which is expected to be operational by the end of the year. The mill will support the company’s ongoing success in expanding the reserve and resource base at Martha.

•	Endeavor (Australia) — Silver production increased by 54% from the second quarter of last year, with cash costs modestly higher at $2.91 per ounce due to higher smelting and refining charges. The mine continues to show production improvement since last fall. Production levels are expected to continue to show improvement as mine development accelerates into the fourth quarter of 2007, with the expectation of sustaining those levels.
•	Broken Hill (Australia) – Silver production was 476,494 ounces, which was 57% higher than the first quarter 2007, with cash costs of $3.20 per ounce, which was consistent with this year’s first quarter period.

The Company said it expects full year 2007 production from existing operations of approximately 12 million ounces of silver. The Company expects to produce 121,000 ounces of gold, which gives effect to the startup of the Kensington project subsequent to 2007. Average cash operating cost are expected to be $2.39 per ounce of silver.

Balance Sheet and Capital Investment Highlights

The Company had $272.5 million in cash and short term investments as of June 30, 2007.  Capital expenditures during the second quarter of 2007 totaled $57.7 million, most of which was spent on the Kensington (Alaska) gold project and the San Bartolome (Bolivia) silver project. The Company has sufficient liquidity to complete the San Bartolome, Kensington and Palmarejo projects.

Second Quarter 2007 Results (August 8, 2007)	Page 3 of 14

Update on San Bartolome (Bolivia) Silver Project

Construction continues on schedule and on budget at San Bartolome. The more than 950 construction workers on the project have surpassed a total of 1.3 million man-hours without a lost time accident. Commercial production is expected to commence in February 2008, with approximately 9 million ounces forecast to be produced during the first full year of production, after the plant is fully commissioned.

During the first six months of 2007, construction work activity has increased in all project areas including the process plant and tailings facility. Current work includes concrete foundation work in the crusher, stockpile and mill areas, tank installation in the leach and Counter Current Decantation thickener areas and continued work at the tailings facility. All major contracts for the project have been awarded. During the six months ended June 30, 2007, Coeur spent approximately $27.7 million on San Bartolome and plans to incur additional engineering, procurement and construction costs of approximately $120.7 million in 2007.

The Company is pleased to report that Mike Clarke joined Coeur South America as Vice President of Special Projects in July. Mr. Clarke has over 33 years of operating experience in the mining industry, including mining projects in the U.S., Canada, Mexico, Peru, Cuba, and Chile and most recently in Bolivia. Clarke will initially be responsible for the startup and commissioning of San Bartolome.

Update on Kensington (Alaska) Gold Project

At Kensington, capital expenditures in the first six months of 2007 totaled $58.6 million. On July 10, workers achieved breakthrough and completed the nearly two-and-a-half mile tunnel between the Kensington and the Jualin property, where the mill and processing facilities are located. Contractors from Kake Tribal/Redpath Native Corporation joint venture, along with Coeur Alaska, completed the final 6,800 feet of tunneling over the past year. In addition, the processing facility and mill are expected to be completed during August. The Company is continuing to review its options, including engaging in discussions with the plaintiffs, to resolve the Kensington litigation to enable the mine to proceed to production.

Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and has a strong presence in gold.  The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, and Nevada.

Conference Call Information

Coeur d’Alene Mines Corporation will hold a conference call to discuss the Company’s second quarter 2007 results at 1 p.m. Eastern time on August 8, 2007. To listen live via telephone, call (866)-853-4681 (US and Canada) or (660) 422-4718 (International). The conference ID number is 11745658. The conference call and presentation will also be web cast on the Company’s web site www.coeur.com.  A replay of the call will be available through August 15, 2007.  The replay dial-in numbers are (800) 642-1687 (US and Canada) and (706) 645-9291 (International) and the access code is 11745658.

Second Quarter 2007 Results (August 8, 2007)	Page 4 of 14

Cautionary Statement

Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control.  Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q.  Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral reserve information in this document. For a description of the key assumptions, parameters and methods used to estimate mineral reserves, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each project as filed on SEDAR at www.sedar.com.

Additional Information

The proxy statement that Coeur plans to file with the United States Securities and Exchange Commission (“SEC”) and Ontario Securities Commission and mail to its shareholders will contain information about Coeur, Bolnisi, Palmarejo, the Palmarejo Project, the transaction and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from Coeur by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC’s website (www.sec.gov) and the Canadian securities regulators’ website (www.sedar.com) or, without charge, from Coeur. This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur’s shareholders with respect to the proposed transaction. Information regarding any interests that Coeur’s executive officers and directors may have in the transaction will be set forth in the proxy statement. The Coeur shares to be issued in the transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Coeur intends to issue such Coeur shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.

Copies of the merger implementation agreements and certain related documents will be filed with the SEC and Canadian securities regulators and will be available at the SEC’s website at www.sec.gov and at the Canadian securities regulators’ website at www.sedar.com.

Second Quarter 2007 Results (August 8, 2007)	Page 5 of 14

Proven Mineral Reserves (June 30, 2007)
		Short Tons	Grade (ounces/ton)		Ounces (000s)
Property	Location	(000s)	Silver	Gold	Silver	Gold
Cerro Bayo	Chile	598.5	8.38	0.139	5,017	83.0
Martha	Argentina	33.6	78.70	0.116	2,646	3.9

Probable Mineral Reserves (June 30, 2007)
		Short Tons	Grade (ounces/ton)		Ounces (000s)
Property	Location	(000s)	Silver	Gold	Silver	Gold
Cerro Bayo	Chile	552.3	7.74	0.134	4,275	74.0
Martha	Argentina	80.1	61.52	0.082	4,930	6.6

Mineral Reserves correspond to Ore Reserves per US SEC classification. Metal prices used to determine ore reserves were $10.00/oz. Ag and $550/oz Au.

Cut-off grades: Cerro Bayo; variable between 4.46 and 5.26 grams/tonne Au equivalent, Martha; variable between 900 and 1,200 grams/tonne Ag equivalent. For an explanation of the determination of cut-off grades, please refer to Coeur’s Technical Reports on www.sedar.com.

January through June, 2007 mine production: Cerro Bayo; 157,500 tons grading 4.82 oz/ton Ag and 0.133 oz/ton Au. Martha; 17,900 tons grading 84.77 oz/ton Ag and 0.115 oz/ton Au.

Proven Mineral Reserves (December 31, 2006)
		Short Tons	Grade (ounces/ton)		Ounces (000s)
Property	Location	(000s)	Silver	Gold	Silver	Gold
Cerro Bayo	Chile	375	10.41	0.20	3,902	75
Martha	Argentina	33	64.05	0.10	2,118	3

Probable Mineral Reserves (December 31, 2006)
		Short Tons	Grade (ounces/ton)		Ounces (000s)
Property	Location	(000s)	Silver	Gold	Silver	Gold
Cerro Bayo	Chile	259	8.66	0.18	2,242	47
Martha	Argentina	66	59.97	0.08	3,966	6

Metal prices used to determine ore reserves were $8.00/oz Ag and $475.00/oz Au at Cerro Bayo and Martha.

Second Quarter 2007 Results (August 8, 2007)	Page 6 of 14

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES	(In thousands except per share data)
Sales of metal	$51,664	$54,041	$102,524	$98,895
COSTS AND EXPENSES
Production costs applicable to sales	26,740	21,587	47,760	41,687
Depreciation and depletion	5,753	6,989	12,774	13,307
Administrative and general	5,710	4,528	11,884	9,618
Exploration	2,549	1,934	5,430	3,901
Litigation settlement	--	469	507	469

Total cost and expenses	40,752	35,507	78,355	68,982

OTHER INCOME AND EXPENSE
Interest and other income	4,316	4,794	8,866	7,314
Interest expense, net of capitalized interest	(83)	(367)	(170)	(888)

Total other income and expense	4,233	4,427	8,696	6,426

Income from continuing operations before income taxes	15,145	22,961	32,865	36,339
Income tax provision	(3,227)	(2,829)	(6,928)	(2,481)

INCOME FROM CONTINUING OPERATIONS	11,918	20,132	25,937	33,858
Income from discontinued operations, net of income taxes	--	1,357	--	1,968
Gain on sale of net assets of discontinued operations	--	11,159	--	11,159

NET INCOME	11,918	32,648	25,937	46,985
Other comprehensive income	688	1,736	516	1,740

COMPREHENSIVE INCOME	$12,606	$34,384	$26,453	$48,725

BASIC AND DILUTED INCOME PER SHARE
Basic income per share:
Income from continuing operations	$0.04	$0.07	$0.09	$0.13
Income from discontinued operations	--	0.05	--	0.05

Net income	$0.04	$0.12	$0.09	$0.18

Diluted income per share:
Income from continuing operations	$0.04	$0.07	$0.09	$0.12
Income from discontinued operations	--	0.04	--	0.04

Net income	$0.04	$0.11	$0.09	$0.16

Weighted average number of shares of common stock
Basic	277,763	277,474	277,720	265,049
Diluted	302,240	302,188	302,205	289,832

Second Quarter 2007 Results (August 8, 2007)	Page 7 of 14

Operating Statistics From Continuing Operations

        The following table presents information by mine and consolidated sales information for the three- and six-month periods ended June 30, 2007 and 2006:

			Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Rochester
Tons processed				2,065,481		2,737,547	4,148,753	5,269,447
Ore grade/Ag oz				0.59		0.76	0.67	0.72
Ore grade/Au oz				.006		.009	.007	.011
Recovery/Ag oz (A)				100.7%		55.5%	86.2%	60.9%
Recovery/Au oz (A)				117.7%		75.1%	103.6%	58.3%
Silver production ounces				1,227,233		1,153,295	2,410,029	2,301,658
Gold production ounces				14,146		18,265	28,435	34,382
Cash cost/oz				$2.54		$2.61	$3.71	$3.46
Total cost/oz				$5.21		$5.80	$6.96	$6.70
Cerro Bayo
Tons milled				99,095		115,361	157,545	215,636
Ore grade/Ag oz				3.92		7.20	4.82	6.43
Ore grade/Au oz				.110		.094	.133	.094
Recovery/Ag oz				95.1%		95.1%	95.0%	94.2%
Recovery/Au oz				93.4%		92.1%	93.7%	92.1%
Silver production ounces				369,500		789,746	721,448	1,305,568
Gold production ounces				10,218		9,935	19,646	18,729
Cash cost/oz				$7.16		$1.82	$4.26	$2.47
Total cost/oz				$10.91		$3.77	$8.07	$4.63
Martha Mine
Tons milled				9,663		6,817	17,864	15,666
Ore grade/Ag oz				89.12		97.79	84.77	79.75
Ore grade/Au oz				.122		.134	.115	.105
Recovery/Ag oz				93.9%		95.0%	94.6%	94.2%
Recovery/Au oz				92.5%		91.8%	93.3%	92.0%
Silver production ounces				809,026		633,014	1,432,124	1,176,500
Gold production ounces				1,089		839	1,924	1,509
Cash cost/oz				$5.18		$5.14	$5.59	$5.04
Total cost/oz				$5.57		$5.61	$6.00	$5.50
Endeavor
Tons milled				251,785		118,775	537,865	221,778
Ore grade/Ag oz				1.03		1.11	0.96	1.20
Recovery/Ag oz				48.2%		61.3%	55.1%	62.1%
Silver production ounces				124,441		80,890	284,718	165,170
Cash cost/oz				$2.91		$2.79	$3.06	$2.45
Total cost/oz				$3.89		$4.09	$4.04	$3.75
Broken Hill
Tons milled				447,771		525,888	749,388	1,106,911
Ore grade/Ag oz				1.28		1.32	1.22	1.35
Recovery/Ag oz				83.2%		75.8%	85.0%	72.2%
Silver production ounces				476,494		528,041	779,342	1,085,353
Cash cost/oz				$3.20		$3.27	$3.19	$3.07
Total cost/oz				$5.16		$6.02	$5.15	$5.82
CONSOLIDATED PRODUCTION TOTALS
Silver ounces				3,006,694		3,184,986	5,627,661	6,034,249
Gold ounces				25,453		29,039	50,005	54,620
Cash cost per oz/silver				$3.93		$3.03	$4.15	$3.46
Total cost/oz				$5.94		$5.25	$6.45	$5.78
CONSOLIDATED SALES TOTALS
Silver ounces sold				2,805,479		3,249,854	5,481,913	6,127,744
Gold ounces sold				25,520		29,157	50,152	54,891
Realized price per silver ounce				$13.47		$13.10	$13.60	$11.82
Realized price per gold ounce				$665		$649	$655	$620

(A)	The leach cycle at Rochester requires an extended period to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease which is currently estimated for 2011. Current recovery may vary significantly from ultimate recovery.

Second Quarter 2007 Results (August 8, 2007)	Page 8 of 14

Operating Statistics From Discontinued Operation

        The following table presents information for Coeur Silver Valley which was sold on June 1, 2006:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Silver Valley/Galena
Tons milled	-	20,224	-	52,876
Ore grade/Silver oz	-	13.92	-	15.15
Recovery/Silver oz	-	95.6%	-	96.0%
Silver production ounces	-	269,027	-	768,674
Cash cost/oz	-	$10.72	-	$9.75
Total cost/oz	-	$11.04	-	$10.64
Gold production	-	58	-	180

“Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs” set forth below.

Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs

        The tables below present reconciliations between Non-GAAP cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization (GAAP).

        Total cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit. Total cash costs are a performance measure and provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by precious metals companies in an effort to provide a comparable standard, however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies.

        Production costs applicable to sales including depreciation, depletion and amortization, is the most comparable financial measure calculated in accordance with GAAP to total cash costs. The sum of the production costs applicable to sales and depreciation, depletion and amortization for our mines as set forth in the tables below is included in our Consolidated Statement of Operations and Comprehensive Loss.

Second Quarter 2007 Results (August 8, 2007)	Page 9 of 14

THREE MONTHS ENDED JUNE 30, 2007
(In thousands except ounces and per ounce costs)

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	1,227,233	369,500	809,026	124,441	476,494	3,006,694
Cash Costs per ounce	$2.54	$7.16	$5.18	$2.91	$3.20	$3.93

Total Cash Costs (Non-GAAP)	$3,112	$2,645	$4,190	$362	$1,525	$11,834
Add/Subtract:
Third party smelting costs	--	(845)	(464)	(249)	(600)	(2,158)
By-product credit (1)	9,420	6,776	726	--	--	16,922
Other adjustments	511	--	--	--	--	511
Change in inventory	205	(546)	--	19	(47)	(369)
Depreciation, depletion and
amortization	2,765	1,384	313	122	934	5,518

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$16,013	$9,414	$4,765	$254	$1,812	$32,258

THREE MONTHS ENDED JUNE 30, 2006
(In thousands except ounces and per ounce costs)

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	1,153,295	789,746	633,014	80,890	528,041	3,184,986
Cash Costs per ounce	$2.61	$1.82	$5.14	$2.79	$3.27	$3.03

Total Cash Costs (Non-GAAP)	$3,008	$1,439	$3,251	$225	$1,727	$9,650
Add/Subtract:
Third party smelting costs	--	(1,021)	(469)	(155)	(762)	(2,407)
By-product credit (1)	11,535	6,298	522	--	--	18,355
Other adjustments	197	--	--	--	--	197
Change in inventory	(4,130)	(245)	(159)	(6)	332	(4,208)
Depreciation, depletion and
amortization	3,480	1,537	302	105	1,452	6,876

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$14,090	$8,008	$3,447	$169	$2,749	$28,463

SIX MONTHS ENDED JUNE 30, 2007
(In thousands except ounces and per ounce costs)

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	2,410,029	721,448	1,432,124	284,718	779,342	5,627,661
Cash Costs per ounce	$3.71	$4.26	$5.59	$3.06	$3.19	$4.15

Total Cash Costs (Non-GAAP)	$8,934	$3,071	$7,999	$873	$2,483	$23,360
Add/Subtract:
Third party smelting costs	--	(1,452)	(982)	(616)	(968)	(4,018)
By-product credit (1)	18,696	12,914	1,271	--	--	32,881
Other adjustments	650	--	--	--	--	650
Change in inventory	(3,276)	(2,333)	518	32	(54)	(5,113)
Depreciation, depletion and
amortization	7,181	2,749	584	279	1,528	12,321

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$32,185	$14,949	$9,390	$568	$2,989	$60,081

Second Quarter 2007 Results (August 8, 2007)	Page 10 of 14

SIX MONTHS ENDED JUNE 30, 2006
(In thousands except ounces and per ounce costs)

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	2,301,658	1,305,568	1,176,500	165,170	1,085,353	6,034,249
Cash Costs per ounce	$3.46	$2.47	$5.04	$2.45	$3.07	$3.46

Total Cash Costs (Non-GAAP)	$7,972	$3,222	$5,932	$405	$3,336	$20,867
Add/Subtract:
Third party smelting costs	--	(1,792)	(781)	(257)	(1,334)	(4,164)
By-product credit (1)	20,476	11,171	893	--	--	32,540
Other adjustments	936	--	--	--	--	936
Change in inventory	(7,022)	(1,596)	(223)	(54)	403	(8,492)
Depreciation, depletion and
amortization	6,518	2,820	540	214	2,985	13,077

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$28,880	$13,825	$6,361	$308	$5,390	$54,764

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in Discontinued Operations (see Note D):

Coeur Silver Valley/Galena	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2007	2006 (2)	2007	2006 (2)
	(In thousands except ounces and per ounce costs)
Production of Silver (ounces)	-	269,027	-	768,674
Cash Costs per ounce	-	$10.72	-	$9.75

Total Cash Costs (Non-GAAP)	-	$2,883	-	$7,498
Add/Subtract:
Third party smelting costs	-	(595)	-	(1,464)
By-product credit (2)	-	677	-	1,473
Change in inventory	-	1,008	-	726
Depreciation, depletion and
amortization	-	86	-	681

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	-	$4,059	-	$8,914

(1)	By-product credits are based upon production units and the period’s average metal price for the purposes of reporting cash costs per ounce.

(2)	Amounts represent two and five months ended May 31, 2006, respectively.

Second Quarter 2007 Results (August 8, 2007)	Page 11 of 14

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$236,232	$270,672
Short-term investments	36,270	70,373
Receivables	38,732	43,233
Ore on leach pad	32,729	31,302
Metal and other inventory	18,353	16,341
Deferred tax assets	3,872	3,629
Prepaid expenses and other	8,096	6,047

	374,284	441,597
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	166,368	132,315
Less accumulated depreciation	(67,871)	(64,206)

	98,497	68,109
MINING PROPERTIES
Operational mining properties	135,381	130,447
Less accumulated depletion	(122,283)	(116,361)

	13,098	14,086
Mineral interests	74,526	72,201
Less accumulated depletion	(9,635)	(7,828)

	64,891	64,373
Non-producing and development properties	258,979	190,988

	336,968	269,447
OTHER ASSETS
Ore on leach pad, non-current portion	37,374	35,367
Restricted cash and cash equivalents	21,652	19,492
Debt issuance costs, net	4,999	5,151
Deferred tax assets	1,389	2,544
Other	8,749	7,919

	74,163	70,473

TOTAL ASSETS	$883,912	$849,626

Second Quarter 2007 Results (August 8, 2007)	Page 12 of 14

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2007	December 31, 2006
	(In thousands except share data)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$35,967	$22,315
Accrued liabilities and other	8,877	11,865
Accrued income taxes	5,363	10,317
Accrued payroll and related benefits	7,005	8,527
Accrued interest payable	1,031	1,031
Current portion of reclamation and mine closure	4,662	4,460

	62,905	58,515
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	27,579	27,226
Other long-term liabilities	4,265	2,891

	211,844	210,117
COMMITMENTS AND CONTINGENCIES
(See Notes H, I, J, L, M and N)
SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share; authorized 500,000,000 shares, issued 279,506,709 and 279,054,344 shares in 2007 and 2006
(1,059,211 shares held in treasury)	279,507	279,054
Additional paid-in capital	779,062	777,798
Accumulated deficit	(437,285)	(463,221)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income	1,069	553

	609,163	580,994

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$883,912	$849,626

Second Quarter 2007 Results (August 8, 2007)	Page 13 of 14

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,918	$32,648	$25,937	$46,985
Add (deduct) non-cash items:
Depreciation and depletion	5,753	6,989	12,774	13,307
Deferred taxes	901	(1,058)	1,274	(3,131)
Unrealized loss on embedded derivative, net	1,125	4,760	1,090	3,201
Share based compensation	1,044	538	1,606	1,164
Gain on sale of net assets of discontinued operations and other, net	--	(11,306)	--	(11,322)
Other charges (credits)	(252)	175	(231)	692
Changes in Operating Assets and Liabilities:
Receivables	(1,780)	(4,020)	5,784	810
Prepaid and other current assets	(3,004)	(1,362)	(3,160)	(1,025)
Inventories	(404)	(4,355)	(5,446)	(8,945)
Accounts payable and accrued liabilities	(3,757)	8,554	(5,417)	7,636
Discontinued operations	--	469	--	(176)

CASH PROVIDED BY OPERATING ACTIVITIES	11,544	32,032	34,211	49,196
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(57,701)	(25,677)	(99,704)	(53,484)
Purchases of short-term investments	(17,267)	(80,527)	(50,578)	(224,148)
Proceeds from sales of short-term investments	22,101	62,890	82,261	101,106
Other	(41)	(202)	427	(443)
Discontinued operations	--	14,862	--	14,365

CASH USED IN INVESTING ACTIVITIES	(52,908)	(28,654)	(67,594)	(162,604)
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt and capital leases	(392)	(352)	(778)	(689)
Proceeds from issuance of common stock	--	--	--	154,560
Payment of public offering costs	--	--	--	(8,388)
Common stock repurchased	--	--	(277)	--
Other	--	280	(2)	(74)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(392)	(72)	(1,057)	145,409

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(41,756)	3,306	(34,440)	32,001
Cash and cash equivalents at beginning of period	277,988	83,591	270,672	54,896

Cash and cash equivalents at end of period	$236,232	$86,897	$236,232	$86,897

Second Quarter 2007 Results (August 8, 2007)	Page 14 of 14